Exhibit 10.4

ADDENDUM TO SERVICE/CONSULTANT AGREEMENT
BETWEEN
"ASA, INC."
AND
"REGIONAL SURGICAL ASSISTANTS, INC. and JOSE J. CHAPA, JR."

November 17, 2006

Effective the Payroll clue on November 17, 2006, this addendum replaces Article (1.4) of the Service/Consulting Agreement between "ASA, Inc." and "Regional Surgical Assistants, Inc. and Jose J. Chapa, Jr.". The annual payment of $260,000.00 clue to Regional Surgical Assistants shall be payable as follows:

1.
A payment of $5,000.00 for expenses shall be made once a month to Regional Surgical Assistants, Inc., this payment is due on the fifteenth day of the month unless it is a weekend, then payment will be made on the immediately following work day.

2.
A payment of $1,000.00 for automobile allowance shall be made once a month to Regional Surgical Assistants, Inc., this payment is due on the fifteenth day of the month Finless it is a weekend, then payment will be made on the immediately following work day.

3.
The remainder of the Service/Consultant Agreement fee of $200,000.00 shall be added to the payroll check of Jose J Chapa, Jr. in Twenty Six equal Payments due with the regular payroll check due on every other Friday effective the Payroll of November 17, 2006. this shall continue until the expiration of the Service/Consultant Agreement on November 20, 2010 unless the Agreement is renewed.

4.	All other covenants of the Service/Consultant Agreement shall remain in effect until the expiration or termination thereof.

For regional Surgical Assistants, Inc.	APPEARED BEFORE ME ON NOVEMBER 17, 2006
Jose J. Chapa, Jr.	Zak Elgamal and,
Jose J. Chapa, Jr.
/s/ Jose J. Chapa, Jr.	Margaret Cruz, Notary Public

For Jose J. Chapa, Jr.	[SEAL] MARGARET CRUZ
Jose J. Chapa, Jr.	MY COMMISSION EXPIRES
OCTOBER 24, 2007
/s/ Jose J. Chapa, Jr.	/s/ Margaret Cruz

For ASA, Inc.
Zak W. Elgamal

/s/ Zak Elgamal

SERVICE/CONSULTANT AGREEMENT

between
AMERICAN SURGICAL ASSISTANTS, INC.
and
Regional Surgical Assistants, Inc. and Jose J. Chapa,
Jr.

November 20, 2005

TABLE OF CONTENTS

RECITALS

I. SERVICE AGREEMENT

1.1 Definitions.
1.1-1 Service Fee
1.1-2 ASA Expense
1.1-3 ASA Services
1.1-4 Provider
1.1-5 Term

1.2 Appointment and Authority.
1.2-1 Appointment
1.2-2 Authority
1.2-3 Referrals

1.3 Covenants and Responsibilities.
1.3-1 Quality Assurance, Utilization Review, Provider Qualifications
1.3-2 ASA Personnel
A.           Providers and other Personnel
B.           ASA Services
C.           Adherence to Professional Standards 1.3-3 Confidentiality
1.3-4 Insurance
1.3-5 Billing And Collection

1.4 Covenants and Responsibility of ASA
1.4-1 Organization and Operation
1.4-2 Confidential and Proprietary Information

1.5 Financial Arrangement
1.5-1 Service Fee
A.           Amount
B.           Payments

II. TERM AND TERMINATION

2.1 Initial and Renewal Term
2.2 Termination
2.2-1 Legislative; Regulatory, or Third Party Payment Change.
22.-2 Termination On Notice of Default
2.2.3 Compliance
2.3 Effects of Termination

II. MISCELLANEOUS

3.1 Notices
3.2 Governing Law.
3.3 Assignment
3.4 Waiver of Breach
3.5 Enforcement
3.6 Gender and Number
3.7 Additional Assurances
3.8 Consents, Approvals, and Exercise of Discretion
3.9 Force Majeure
3.10 Severability
3.11 Divisions' and Headings
3.12 Amendments and Agreement Execution
3.13 Arbitration
3.14 Entire Agreement

SERVICE AGREEMENT

THIS SERVICE AGREEMENT ("Services Agreement") is made and entered into effective as of November 16, 2005("Effective Date"), by and between American Surgical Assistants, Inc., (" ASA"), and Regional Surgical Assistants, Inc.") a Texas Corporation, TIN 76-0456036.and Jose J. Chapa, Jr., III herein referred to as ("RSAI).

RECITALS:

This Service Agreement is made with reference to the following facts:

A. Whereas, ASA is formed for and engaged in the provision of non physician surgical assistant services and staffing in the State of Texas, and wherever else ASA may now or in the future be authorized to do business, and

B. Whereas, RSAI operates as a organization providing scheduling of surgical assistant services and staffing to hospitals; and as a result has acquired certain expertise and know how, and

C. Whereas, ASA desires to focus its energies, expertise, and time on the actual delivery of surgical assistant services and staffing to hospitals and to expand the number of hospitals being provided this service by ASA. To accomplish that goal, ASA desires to delegate some of the management business aspects of such services to an entity possessing knowledge and experience in providing those services, and

D. Whereas, RSAI provides these scheduling services necessary to aide ASA, now and therefore and in consideration of the promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby forever acknowledged and confessed, the parties agree as follows:

1. CONSULTING SERVICES PROVIDED

1:1 DEFINITIONS.
For the purposes of this Agreement the following terms have the following meanings, unless otherwise clearly required by the context  in which the term is used.

1.1-1 Service Fee.  The term "Service Fee" means the weekly fee, established pursuant to this Agreement, shall be paid by ASA to RSAI to provide weekly compensation to RSAI.

1.1-2 ASA Expense.  The term" ASA Expense" means an expense or cost that is incurred by RSAI or ASA and for which ASA is financially liable.

1.1-3 ASA Services.  The term "ASA Services" means surgical assistant services and staffing.

1.1-4 Provider.  The term "Provider" means the professionals who are independent contractors, employees or otherwise retained by or associated with. ASA to provide non physician surgical assistant services and staffing.

1.1-5 Term: Means the initial and any renewal periods of duration of this Agreement.

APPOINTMENT AND AUTHORITY

1.2-1 Appointment.  ASA appoints RSAI as an agent for the Services indicated herein, except as otherwise specifically agreed in writing by .ASA and RSAI. RSAI accepts the appointment, subject at all times to the provisions of this Service Agreement.

1.2-2 Authority

A. Consistent with the provisions of this Services Agreement, RSAI shall have the responsibility to provide specified services for ASA, including, without limitation, the provision of or arranging for, at ASA' s expense, quality assurance and utilization programs and review, recruiting, training, monitoring, and scheduling of providers, and insuring ASA is in compliance with applicable standards.

1.2.3 Referrals. RSAI and ASA agree that the benefits to ASA hereunder do not require; are not payment for, and are in no way contingent upon, the referral of or any other arrangement for the provision of any item or service offered by RSAI.

COVENANTS AND RESPONSIBILITIES

1.3-1 Quality Assurance. Utilization Review. Provider  Qualifications.  RSAI shall assist ASA in the establishment and implementation of procedures to ensure the consistency and quality of Services provided by ASA, and shall provide daily on site support for ASA's quality-assurance and utilization-review and other programs that may be required under ASA's contracts with hospitals.

RSAI agrees to ensure that each surgical assistant providing services ,through ASA shall have and maintain certain specified qualifications and certifications, and provide evidence of same. RSAI's failure to adhere to this standard will be grounds for termination of this Agreement.

1.3-2 ASA Personnel. ASA shall be responsible for recruiting, training, supervising and scheduling all Providers who are either employed or contract with ASA to provide ASA Services.

A.   Providers and other Personnel. ASA shall retain, at the expense of ASA, the number of Providers and healthcare personnel sufficient in the reasonable business judgment of RSAI, that are necessary and appropriate for the provision of ASA Services, each of whom shall be bound by and subject to applicable provisions of this Agreement. Each Provider shall meet the minimum standards set forth in Section 1.3-2-C below and enter into and maintain with ASA an employment contract or written independent contractor agreement. ASA shall be responsible for paying the salary for employees or compensation for contracted or affiliated Providers and other personnel, and any other withholding required by applicable law. RSAI shall, on behalf of ASA, establish the compensation levels with respect to such individuals in accordance with the written agreement between ASA and each Provider.

B.  ASA Services.  RSAI shall be responsible for scheduling Providers in accordance with the terms set by ASA and Service Agreements between ASA and hospitals, as instructed by ASA. RSAI shall cause all Providers to exert their best efforts to develop and promote ASA in a manner designed to ensure that ASA is able to serve the diverse needs of the healthcare community.

C. Adherence to Professional Standards. RSAI will insure that each ASA Provider complies with, is controlled and governed by,, and otherwise provides ASA services in accordance with applicable federal, State, and municipal laws, rules, regulations, ordinances, and orders, and the ethics and standards of care of the medical community wherein ASA provides services.

1.3-3 Confidentiality. RSAI agrees to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement except as expressly consented to in writing by ASA or by law, any secrets or confidential technology, proprietary information, patient lists or records, documents pertaining to ASA' s business or financial conditions, trade secrets of ASA, or any matter or thing ascertained by RSAI through RSAI's relationship with ASA, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests of ASA. RSAI further agrees that upon termination or expiration of this Agreement, RSAI and each of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from ASA, any papers, patient lists, fee books, files, and/ or other documents or copies thereof or other confidential information of any kind belonging to ASA or pertaining to ASA's business, financial condition, or products. Without limiting other possible remedies to ASA for the breach of this covenant, RSAI agrees that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information, such relief to be without necessity of posting bond, cash, or otherwise. RSAI further agrees that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

1.3-4 RSAI's Insurance.  Throughout the Term, RSAI shall obtain and maintain with commercial carriers, through self-insurance, or by some combination thereof, appropriate comprehensive general liability insurance covering RSAI, in such amounts, on such basis, and upon. such terms and conditions as RSAI deems appropriate. Upon the request of ASA, RSAI shall provide ASA with a certificate evidencing such insurance coverage.

1.3-5 Billing and Collection.  During the term of this Agreement RSAI will not bill for professional services :rendered by ASA and employees of ASA. It being understood that all billings for professional services rendered by ASA will be performed by ASA. All receivables shall remain the property of ASA.

1.4  COVENANTS AND RESPONSIBILITY OF ASA

1.4-1 Organization and Operation. ASA, as a continuing condition of RSAI's obligations under this Agreement, shall at all times during the term be and remain legally organized and operated to provide ASA Services in a manner consistent with all applicable state and federal laws.

1.4-2 Confidential and Proprietary Information. ASA acknowledges the confidentiality of its relationship with RSAI and of any confidential info/illation of which it may learn or obtain during the Term of this Agreement both parties agree to keep confidential and not to take, retain, use, or disclose to others during the term of this Agreement, except as expressly consented in writing by either party or by law, any secrets or confidential technology, proprietary information, strategic plans, patient lists or records, documents pertaining to business or financial conditions (including the terms of this Agreement), trade secrets of, or any matter or thing ascertained through ASA' s relationship with RSAI, the use or disclosure of which matter or thing might reasonably be construed to be contrary to the best interests or trade secrets of either party. ASA further agree that upon termination or expiration of this Agreement, ASA and each and every of its members, partners, employees, contractors, or agents will neither take nor retain, without prior written authorization from RSAI, any papers, patient lists, fee books, files, or other documents or copies thereof or other confidential info/ovation of any kind belonging to RSAI or pertaining to RSAI's business, sales, financial condition, or products. Without limiting other possible remedies to RSAI for the breach of this covenant, ASA agree that injunctive or other equitable relief shall be available to enforce this covenant regarding confidentiality of information, such relief to be without necessity of posting bond, cash, or otherwise. ASA further agree that if any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and remaining restrictions contained herein shall be enforced independently of each other.

1.5 FINANCIAL ARRANGEMENT

1.5-1 Service Fee. RSAI shall receive fee an amount equal to the following:

A. Amount of Service Fee:  A annual fee of $260,000.00 payable at $5,000.00 per week. This fee shall be paid every Friday

B. Additional Fees due to RSAI:. Additionally, RSAI and/or its representatives or assignees shall receive the following:

1.5.1-B.1 Automobile allowance sufficient to cover the monthly payment, or lease payment for an automobile chosen by ASA.
1.5.1-B.2 Health insurance coverage.
1.5.1-B.3 A buy-out, one-time compensation equal to the total of the remaining fees payable to RSAI and the time this Agreement is terminated, and a termination Severance pay of $3,000,000.00 payable to RSAI at the time of termination.
1.5.1-B.4 An option to purchase 5% of any shares issued by ASA during the term of this contract at a discounted price equal to 25% of the price recorded at the close of trading on the day such issue is authorized by ASA.

II. TERM AND TERMINATION

2.1 INITIAL TERM AND RENEWAL TERM.  The Term of this Agreement shall be for an initial period of Five (5) years from the Effective Date of this Agreement and shall be renewed for any successive period with a written notice provided that neither RSAI nor ASA shall have given notice of termination of this Agreement sixty (60) days before the end of the initial term or any renewal term, or unless otherwise terminated in accordance with this Agreement.

2.2 TERMINATION

2.2.1 Administrative or Third-party Payment Changes.  If there shall be a change in the Medicare or Medicaid laws, regulations or general instructions, the adoption of new legislation, or regulatory body interpretation any of which shall make this Agreement unlawful, the parties shall immediately propose a new arrangement or basis for compensation for the services furnished pursuant to this Agreement which conforms to such new legislation or regulation but otherwise contains substantially the same business terms as possible. If RSAI and ASA are unable to timely (in recognition of the applicable laws) agree upon an arrangement, this Agreement shall terminate immediately.

2.2-2 Termination on Notice of Default  If either party shall give notice to the other that the other party has substantially defaulted in the performance of any other obligation under this Agreement, and the default shall not have been cured within thirty (30) calendar days following the giving of the notice, the party giving notice shall have the right to terminate this Agreement.

2.2-3 Compliance with All Laws. ASA shall have the right to terminate this Agreement if at any time RSAI, while performing its responsibilities under this Services Agreement, does not comply with all laws, regulations, government orders, regulatory or judicial reviews and the like that do now or shall in the future exist and apply to ASA or the business of ASA.

2.3 Effects of Termination. Upon termination of this Agreement, as herein above provided, neither party shall have any further obligations under this Agreement except for (i) obligations accruing prior to the date of termination, including, without limitation, payment of the Services Fee relating to services provided prior to the termination of this Agreement and (ii) obligations, promises, or covenants set forth in this Agreement that are expressly made to extend beyond the effect, including, without limitation, indemnities, and confidentiality, provisions, which provisions shall survive the expiration or termination of this Agreement. Upon the expiration or termination of this Agreement for any reason or cause whatsoever, RSAI shall surrender to ASA all books and records pertaining to ASA's business.

III.    MISCELLANEOUS.

3.1 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given under this Agreement shall be deemed effectively given when in Writing and personally delivered or mailed by prepaid Certified or registered mail, return receipt requested, addressed-as follows;

ASA:

American Surgical Assistants, Inc.10039 Bissonnet St. Suite 250 Houston, Texas 77036

RSAI and Jose J. Chapa, Jr.:

8726 Cedardale Drive, Houston, TX 77055

or to another address, or to the attention of another person or officer, that either party may designate by written notice.

3.2 GOVERNING LAW.  This Agreement shall be governed by the laws of the State of Texas and is performable and shall be enforceable in Harris County, Texas. The federal and state courts of Harris County, Texas, shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding, or other proceeding as between the parties that may be brought in connection with or by reason of, or arise out of, this Agreement.

3.3 ASSIGNMENT.  Neither party may assign this Agreement without the prior written consent of the other party.

3.4 WAIVER OF BREACH.  The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision.

3.5 ENFORCEMENT.  If either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover the costs and expenses of the action, including, without limitation, reasonable attorneys' fees.

3.6 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words shall include the masculine, feminine, and neuter, and the number of all words shall include the singular and plural.

3.7 ADDITIONAL ASSURANCES.  Except as may be specifically provided in this Agreement to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute any additional instruments and take any additional acts that are reasonable and that the requesting party may deem necessary to effectuate this Agreement.

3.8 CONSENTS. APPROVALS. AND EXERCISE OF DISCRETION.

Whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that the consent or approval shall not be immeasurably withheld or delayed and that the discretion shall be reasonably exercised.

3.9 FORCE MAJEURE.  Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of services deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions, by either party's employees or any other similar cause beyond the reasonable control of either party unless the _delay or failure in performance is expressly addressed elsewhere in this Agreement. Not withstanding the foregoing, no such event or circumstance set forth in this Section 3.9 shall ever excuse the nonpayment of any sum of money due from one party hereto to the other pursuant to the terms of this Agreement.

3.10 SEVERABILITY.  The parties have negotiated and prepared the terms of this Agreement in good faith and with the intent that every covenant, and condition be binding upon and inure to the benefit of the respective parties. Accordingly, if anyone or more of the terms, provisions, promises, covenants, or conditions of this Agreement or the application thereof to any, person or circumstance shall be adjudged to any extent invalid, unenforceable, void, or voidable for any reason whatsoever by a court of competent jurisdiction, that provision shall be as narrowly construed as possible, and all the remaining terms, provisions, promises, covenants, and conditions of this Agreement or their application to other persons or circumstances shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to applicable law.

3.11 DIVISIONS AND HEADINGS.  The divisions of this Agreement into articles, sections, and subsections and the use of captions and headings in connection therewith is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

3.12 AMENDMENTS AND AGREEMENT EXECUTION.  This Agreement and its amendments, if any, shall be in writing and may be executed in multiple copies on behalf of the parties.

3.13 ARBITRATION.  The parties agree to use good faith negotiation to resolve any dispute, claim, or controversy that may arise under or relate to this Agreement or to a breach of the this Agreement In the event that the parties are not able to resolve any dispute, claim, or controversy by negotiation, any such dispute, claim, or controversy shall be settled by binding arbitration which shall be conducted in Houston, Texas, in accordance with the American Health. Lawyers Association Alternative Dispute Resolution Service Rules of Procedure for Arbitration. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

3.14 ENTIRE AGREEMENT. With respect to the subject matter of this Agreement, this Agreement supersedes any and all previous contracts and constitutes the entire agreement between the parties. Neither party shall be entitled to benefits other than those specified in this Agreement. No prior oral statements or contemporaneous negotiations or understandings or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized unless incorporated by amendment as provided in this Agreement, such amendment(s) to become effective on the date stipulated in the amendment(s). The parties specifically acknowledge that, in entering into and executing this Agreement, the parties rely solely upon the representations and agreements in this Agreement and upon no others.

IN WITNESS WHEREOF, ASA and RSAI have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

ASA:

AMERICAN SURGICAL ASSISTANTS, INC.

By: /s/ Zak W. Elgamal

Title:

Regional Surgical Assistant Services, Inc. and
Jose J. Chapa, Jr.

By: /s/ Jose J. Chapa, Jr.

Title: President

Appeared before me:  Jose J. Chapa, Jr. on 11-23-05

My Commission expires:  10-24-07

/s/ Margaret Cruz	Notary Public for the state of Texas.
[SEAL] MARGARET CRUZ
MY COMMISSION EXPIRES
OCTOBER 24, 2007

Appeared before me:  Zak W. Elgamal on 11-23-05

/s/ Margaret Cruz	Notary Public for the state of Texas.
[SEAL] MARGARET CRUZ
MY COMMISSION EXPIRES
OCTOBER 24, 2007

AGREEMENT

This is an Agreement between American Surgical Assistants, Inc., of 10039 Bissonnet Suite 250, Houston, Texas, 77036, hereby referred to as ASA, and Jose J. Chapa, Jr., of 8726 Cedardate Drive, Houston, Texas, 77055, SS####-##-####, hereby referred to as "Assistant".

I. Assistant agrees to provide Surgical Assistant services,. including covering call on weekdays, weekends and holidays as instructed by ASA under the following conditions:

1. Term of Agreement:

Subject to the provisions of termination set forth below, this Agreement will begin on November 24, 2005, for an initial period of one year. This Agreement shall be automatically renewed annually, for equal periods, on the day of the anniversary of the Assistant's initial date of hire unless either party notifies the other of his/her intent to terminate the Agreement, in writing, with a thirty-day advance notice.

2. Compensation:

Under the terms of this Agreement the Assistant is an employee of ASA and shall be compensated according to the following schedule:

A.
The annual compensation of one hundred forty-four thousand dollars ($144,000.00) payable in two equal semi-monthly payments of $6,000.00. Assistant agrees to maintain a daily work coverage schedule of Monday through Friday. A thirty (30) minute break will be granted for every Four hours of actual work on procedures. The Assistant agrees to stay and finish any scheduled or added procedures without any extra payments; in exchange the Assistant is paid the above-mentioned compensation as long as he/she stays on the premises and remains immediately available to meet the needs of the client institution. The Assistant agrees to provide call coverage as per the attached job description which is an integral part of this Agreement. This compensation applies to services rendered to patients between the hours of 7:00 AM and 4:00 PM Monday through Friday, regardless of the time of day or total hours needed to complete these assignments. An additional payment of fifty dollars ($50.00) per hour will be paid to the Assistant for overtime (over 40 hours per week). Nursing record for O.R. "In/Out of Room" time will be used to determine the length of the case for which the Assistant will be paid with the start time being the incision time.

B.
Should any changes in federal or state reimbursement laws or regulations occur which affect third party reimbursement during the term of this Agreement, ASA may request renegotiation of any applicable terms of this Agreement by a written notice to the Assistant. In the event no new Agreement has been reached within sixty days of such renegotiation notice, this Agreement will be automatically terminated within an additional thirty days without further notice.

3. Duties, Covenants and Responsibilities:

A.
ASA hires the Assistant as a Licensed Surgical Assistant, L.S.A. and/or Certified Surgical Assistant, C.S.A. The duties of the job are detailed in the attached job description which is part of this Agreement. ASA reserves the right to revise and update the job description periodically or whenever deemed necessary. The Assistant will devote full attention and energies to the business of ASA as described in the attached job description. Covering Cali is an essential part of the job; improper handling of Call responsibilities will be grounds for immediate dismissal without recourse.

B.
Assistant is an employee of ASA, he/she remains responsible for all legal and tax consequences of his/her compensation. The Assistant acknowledges his/her familiarity with the manner under which assignments are made, he/she agrees that the assignment of duties is strictly under the guidelines set forth by ASA and are made to provide the suitable Assistant for the job and are not based on any personal preferences, there is no set minimum of number of hours or number of cases assigned to each Assistant. Surgeons' preference and other technical considerations may affect the number of hours and/or cases allocated to each Assistant.

C. Payment will be made to the Assistant on the fifteenth and the thirtieth days of the month for cases done in the two work weeks prior to the eighth and the twenty third days of the month respectively.

4. Confidentiality and Non-Competition:

Assistant agrees that during the term of this Agreement and the following two years after termination there of, not to reveal to, discuss with or divulge to any person or persons or entities any proprietary documents, copies of documents, trade secrets, confidential information, patient information, patient medical records and/or copies there of, details of procedures, diagnosis, photographs or any information regarding ASA and/or it's patients or clients. The Assistant shall not directly or indirectly offer his/her services as described in the attached job description to any of ASA's client. This covenant shall remain in force for the duration of this Agreement and shall remain in full force for a period of One Year from date of termination of Agreement.

The Assistant acknowledges his/her familiarity of and responsibility to abide by all HIPAA (Health Information Portability and Accountability Act) regulations pertinent to surgical assisting and agrees to be in full compliance with HIPAA regulations at all times. The Assistant also acknowledges his/her familiarity of and responsibility to abide by all JCAHO (Joint Commission Accreditation of Hospital Organization) regulations pertinent to surgical assisting, to include the National Patient Safety Goals, and agrees to be in full compliance with JCAHO regulations at all times.

In the event of any breach, ASA shall be entitled to full injunctive relief without need to post bond, which rights shall be cumulative with and not necessarily successive or exclusive of any other legal rights. This Agreement shall be binding and inure to the benefit of the parties, their successors, assignees and representatives. Upon breach the Assistant shall be responsible for all reasonable attorneys' fees and costs incurred in the enforcement of this Agreement. Assistant agrees not to contract with or offer his/her services to any of ASA's client institutions or client surgeons under any circumstances other than the terms of this Agreement until a period of One Year has passed from the date he or she is no longer affiliated with ASA.

II. Assistant agrees to provide ASA with the following documentation and items at the time of execution of this Agreement and agrees to provide ASA current documentation throughout the terms of this Agreement

1.	All documentation required by law for verification of the Assistant's immigration status or US Citizenship, and eligibility for gainful employment in the U.S.A.
2.	Texas Surgical Assistant Permit (license) with current registration and in good standing.
3.	Proof of current NSAA or ABSA certification and/or any required license or registration.
4.	Proof of current professional liability insurance, with limits acceptable to ASA and its Clients
5.	Proof of current CPR certification.
6.	Provide his/her own pager with digital capability, unless provided through ASA.

The Assistant acknowledges that he/she shall provide the services of Surgical Assistant under the direct supervision and instruction of the operating physician(s) and within the assignments relayed by ASA and. communicated by the operating physician(s) and that at all times he/she shall act within the scope of his/her license and under the rules and regulations governing the standards of conduct and patient care in the clients' facility as relayed to him/her by the Operating Room Supervisor or his/her representative.

Assistant acknowledges that all receivables generated from charges for services rendered by Assistant are the property of ASA. Assistant also acknowledges the receipt of compensation under this Agreement by Assistant is considered full payment for such services.

Breach of any of these conditions and limitations, and/or improper conduct will be grounds for immediate dismissal without recourse.

III. The Assistant agrees to provide ASA with the front sheet of the patient's chart and other documentation, as instructed, within Twenty Four Hours from the performance of the procedure, no documents or photocopies of any documentation shall be retained by the Assistant except for the pink copy of the "Physicians Order for Surgical Assistant Services" form.

IV. Scheduling cases for Assistants will be arranged by calling the Assistant within a reasonable time or as soon as the case is scheduled with the client institution. At all times the Assistant ON CALL shall remain available for emergency cases. The response time will be as prompt as possible; however a response time of Thirty Minutes is required to be adhered to whenever it is safely possible.

V. All rights, powers and remedies granted under any term of this Agreement are in addition to, and not in limitation of any rights, powers or remedies which are granted under any other terms of this Agreement, at common law, in equity, by statute or otherwise, and all may be exercised separately or concurrently, in such order and as often as deemed necessary by either party. No delay or omission by either party to exercise any right, power or remedy shall impair such right, power or remedy or be construed as waiver of any breach or default hereunder and shall not constitute any waiver of future or subsequent breach or default.

VI. This Agreement constitutes the entirety of the Agreement between the parties with respect to the subject matter thereof. This Agreement supersedes any verbal or written Agreements prior to the date of this Agreement. Any provision of this Agreement that is held to be unenforceable for any reason shall not in any way shape or manner affect the validity of the remainder of this Agreement. Amendments and appendices or modifications to any of the terms of this Agreement shall not be valid unless executed in writing and signed by both parties.

VII. The laws of the State of Texas are the laws governing this Agreement and all related matters.

The signatory hereto does hereby represent individually and on behalf of the respective party whose name is this Agreement is being executed for whom the signatory hereto states that he/she is a duly authorized agent of such party and is authorized to execute the Agreement on its behalf.

ASA address is:

American Surgical Assistants, Inc.
10039 Bissonnet Street, Suite 250
Houston, Texas 77036-7852

Assistant's address is:

Jose J. Chapa, Jr.
8726 Cedardale Drive
Houston, Texas 77055

For ASA:	Assistant

Zak Elgamal, LSA	Jose J. Chapa, Jr., LSA
/s/ Zak Elgamal	/s/ Jose J. Chapa, Jr.,